EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                Contact: Owen Blicksilver
                                                              Dewe Rogerson
                                                              212-688-6840 x 283

                WILLIAMS SCOTSMAN, INC. COMPLETES ACQUISITION OF
                            SPACEMASTER INTERNATIONAL

Baltimore, September 1, 1998 -- Williams Scotsman Inc., a major lessor of mobile office and storage units, today announced the closing of its acquisition of Space Master International Inc., a southeastern based lessor of mobile offices. The transaction was announced on July 24. As a result of the acquisition, annual revenues for Williams Scotsman are expected to exceed $325 million with an expanded fleet of approximately 66,000 units, up from $235 million in revenues and 48,000 units in 1997.

Total consideration for the acquisition was approximately $270 million financed with bank debt and additional equity investments from Cypress Merchant Banking Partners, L.P. and Keystone, Inc., which together own a majority stake of the Company, and Odyssey Investment Partners Fund LP, which holds a minority stake.

"We are pleased to have successfully completed the Space Master acquisition, our largest add-on investment," said Gerry Holthaus, president and chief executive officer of Williams Scotsman. "We look forward to maximizing the impact of Space Master with its high quality fleet and franchise and its strong presence in the Southeast. We also appreciate the continued strong support of our sponsors, Cypress, Keystone and Odyssey, which provided significant capital for this transaction."

Cypress, based in New York, manages a private equity fund with more than $1 billion in commitments. Cypress invests in privately negotiated transactions, targeting established operating companies and investing with management to foster continued growth.

Keystone is the principal investment vehicle for Texas investor Robert M. Bass and his associates. Formed in 1983, keystone has made investments in a wide variety of industries and has taken control positions in both public and private companies.

Odyssey Investment Partners is a recently-formed New York-based partnership with $760 million in commitments that makes private equity investments in management buyouts and growth financings of established middle-market companies.
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Williams Scotsman operates a fleet of over 66,000 mobile office and storage units that are leased through a network of 78 branch offices in 38 states. The company has over 18,000 customers in approximately 460 separate industries. In addition to its core leasing business, Williams Scotsman also provides delivery, installation and other services to its leasing customers and sells new and used mobile office products.

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